Exhibit 99.1

Press Release
October 14, 2011	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Mark D. Millett’s Promotion to

President and Chief Executive Officer, Effective January 1, 2012

FORT WAYNE, Indiana, October 14, 2011 — Steel Dynamics, Inc. (NASDAQ-GS: STLD), today announced that its board of directors has appointed Mark D. Millett to the position of President and Chief Executive Officer of the company, effective January 1, 2012.  Millett, a director and co-founder of the company, currently serves as President and Chief Operating Officer of Steel Dynamics.  Co-founder, Keith E. Busse, will continue to serve as Chairman and Chief Executive Officer through December 31, 2011, and will then serve as the Chairman of the company’s board of directors.  Mr. Busse will also provide consulting services to the company.

Joseph Ruffolo, the company’s lead independent director, who will continue in that role following the transition, commented, “This promotion of Mark represents the successful culmination of the company’s long-term succession plan and signifies the high degree of confidence in Mark, shared by both the board and senior management.  Mark has held many leadership roles in the steel industry since 1981, and has provided excellent leadership since the founding of Steel Dynamics.  We are indebted to Keith both for his vision and outstanding leadership during the company’s first 18 years.  Keith has done a stellar job as Chairman and CEO of the company, and the board recognizes and appreciates his contributions not only to the company, but to the domestic steel industry in general.  Over the years, Keith has led both the Steel Manufacturers Association and the American Iron and Steel Institute.  He has been the recipient of the Iverson/Korf Steel Vision Award, the SMA Iverson/Selig Steel Leadership Award, the AIST Steelmaker of the Year Award, and the ASD’s Captain of the Industry Award.  He certainly has made a difference in our industry.”

“Mark’s appointment recognizes the strong leadership role he has played in the growth of the company,” said Busse.  “We have worked together for decades and he has played a pivotal role in SDI’s success, involving virtually every aspect of our steelmaking and metallic resources platforms.  Mark has earned the full confidence of the board and management, and I am proud to transition the role of CEO of the company to him.  I’m also pleased that Dick Teets will continue in his role as Executive Vice President of Steel Dynamics, Inc. and President and COO of Steelmaking, and I am looking forward to working with Mark, Dick, and the other directors in my new role. The company is in good hands.”

“It is an honor to be given the opportunity to lead SDI forward and build upon our collective accomplishments achieved to date,” stated Millett.  “I am convinced that our unique culture and remarkable team can further leverage our assets to drive even greater value for our customers and shareholders.  I am gratified to our board for their confidence in me, and I look forward to the exciting challenges of leading our exceptional management team and our 6,300 employees to even greater successes,” noted Millett.

Mark Millett has held numerous leadership roles within the steel industry since 1981.  At Steel Dynamics, prior to his appointment as President and COO, Millett was the Executive Vice President of metals recycling and ferrous resources and the President and COO of OmniSource Corporation since 2008.  Millett also held the position of President and COO of Flat Rolled Steels and Ferrous Resources, as well as numerous other leadership positions at the company.  Previous to Steel Dynamics, Millett was employed by Nucor Corporation for 12 years, where he served in several key positions, and led the design, construction and operation of the melting and casting facility at the world’s first thin-slab mini mill in Crawfordsville, Indiana.  Millett received a Bachelor of Science degree in metallurgy from the University of Surrey, England.

For further information, contact:

Ben Eisbart, Vice President
(260) 423-8600
Ben.Eisbart@steeldynamics.com